EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF INCORPORATION/ORGANIZATION
Odyssey HealthCare Holding Company	DE
Odyssey HealthCare Operating A, LP	DE
Odyssey HealthCare Operating B, LP	DE
Odyssey HealthCare Management, LP	DE
Odyssey HealthCare GP, LLC	DE
Odyssey HealthCare LP, LLC	DE
Hospice of the Palm Coast, Inc.	FL
Odyssey HealthCare Fort Worth, LLC	DE
Odyssey HealthCare Detroit, LLC	DE
Odyssey HealthCare of Collier County, Inc.	DE
Odyssey HealthCare of Manatee County, Inc.	DE
Odyssey HealthCare of Northwest Florida, Inc	DE